Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS SECOND QUARTER FINANCIAL RESULTS

Company Approaches Break-Even Operating Results with a 77% Improvement in

Non-GAAP Operating Loss Compared to Same Period Last Year

BYDUREON™ Approved for Use in Europe

San Diego, CA – July 26, 2011 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended June 30, 2011.

•	Total revenue was $158.1 million for the quarter ended June 30, 2011, which included net product sales of $154.8 million

•	Non-GAAP operating loss was $1.7 million, compared to $7.4 million for the same period in 2010

•	GAAP net loss was $31.4 million, or $0.22 per share, compared to $44.2 million, or $0.31 per share, for the same period in 2010

•	The Company held cash, cash equivalents, short-term investments and restricted cash of $443.9 million

“During this past quarter, we demonstrated significant progress with the exenatide program. Specifically, the recent approval of BYDUREON in Europe provides patients with the first ever once weekly therapy for type 2 diabetes,” said Daniel M. Bradbury, president and chief executive officer of Amylin Pharmaceuticals. “With clean results from the recently completed thorough QT study for exenatide now in hand, we are set to submit our response to the FDA and take a major step toward making this important therapy available to patients in the U.S.”

Highlights of Amylin’s Second Quarter and Recent Activities

BYETTA

•

Announced results from a retrospective analysis of a healthcare claims database at the American Diabetes Association’s (ADA’s) annual meeting that demonstrated that use of BYETTA® (exenatide) injection was associated with a 54% lower likelihood of heart failure compared with other diabetes therapies

BYDUREON

•	Reported results from a thorough QT (tQT) study that showed exenatide, at and above therapeutic levels, did not prolong the corrected QT interval in healthy individuals

•	Announced that the European Commission granted marketing authorization to BYDUREON™ (exenatide 2 mg powder and solvent for prolonged release suspension for injection)

•	Partner Eli Lilly and Company launched BYDUREON in the United Kingdom in July, triggering a $15 million milestone payment that will be recognized in the third quarter

•	Lilly filed for regulatory authorization of BYDUREON in Japan

•	Presented compelling efficacy and safety data at the ADA meeting, including data that showed:

•	Patients receiving BYDUREON™ (exenatide extended-release for injectable suspension) experienced a significant reduction in A1C and weight compared to baseline after three years

•

Patients treated with BYDUREON experienced significantly greater A1C reduction from baseline, sustained weight loss and a lower risk of hypoglycemia than patients treated with Lantus® (insulin glargine) after 84 weeks

Exenatide Once Monthly

•

Announced additional results at the ADA’s annual meeting from a study of a once-monthly injectable suspension formulation of exenatide which showed a clinical profile comparable to BYDUREON, with substantial improvements in glycemic control, including reductions in A1C and fasting plasma glucose

SYMLIN

•

Presented a new analysis at the ADA annual meeting that showed SYMLIN® (pramlintide acetate) injection helped reduce A1C, insulin use and body weight in patients with type 1 diabetes who used insulin pumps

•

Entered into a research collaboration agreement with the Juvenile Diabetes Research Foundation (JDRF) to provide financial support for a series of clinical studies to investigate the feasibility of mixing pramlintide with insulin to treat type 1 diabetes

Lipodystrophy Program

•

Presented analysis at the American Association of Clinical Endocrinologists (AACE) annual meeting that demonstrated metreleptin led to long-term improvements in diabetes and lipid control in patients with lipodystrophy. Improvements were generally sustained for up to several years of treatment

•	Presented results at the Endocrine Society (ENDO) annual meeting that showed treatment with metreleptin improved diabetes and lipid control in patients with partial lipodystrophy

Quarter Ended June 30, 2011

Net product sales of $154.8 million for the quarter ended June 30, 2011 include $129.0 million for BYETTA and $25.8 million for SYMLIN. This compares to net product sales of $162.5 million, consisting of $140.7 million for BYETTA and $21.8 million for SYMLIN for the same period in 2010. Revenues under collaborative agreements were $3.3 million for the quarter ended June 30, 2011, compared to $1.9 million for the same period in 2010 and consist of the amortization of up-front fees received and royalties earned under the Company’s collaboration agreements.

Selling, general and administrative expenses decreased to $65.2 million for the quarter ended June 30, 2011 from $71.0 million for the same period in 2010. The decrease primarily reflects lower sales force spending, lower expenses associated with BYDUREON pre-launch activities and a reduced cost structure associated with the Company’s efforts to drive efficiencies in the business.

Research and development expenses decreased to $45.1 million for the quarter ended June 30, 2011 from $49.2 million for the same period in 2010. The decrease reflects reduced spending related to efforts to manage our expenses, partially offset by increased spending on our BYDUREON cardiovascular outcomes study (EXSCEL) and lipodystrophy development program.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $60.7 million for the quarter ended June 30, 2011, compared to $64.9 million for the same period in 2010.

Non-GAAP operating loss was $1.7 million for the quarter ended June 30, 2011, a 77% improvement compared to $7.4 million for the same period in 2010. Net loss excluding restructuring charges was $31.3 million, or $0.21 per share, for the quarter ended June 30, 2011, an improvement of 23% compared to $40.8 million, or $0.28 per share, for the same period in 2010. GAAP net loss was $31.4 million, or $0.22 per share, for the quarter ended June 30, 2011, compared to $44.2 million, or $0.31 per share, for the same period in 2010.

Six Months Ended June 30, 2011

Total revenues for the six months ended June 30, 2011 were $310.8 million. This includes net product sales of $305.6 million, including $257.0 million for BYETTA and $48.6 million for SYMLIN. This compares to net product sales of $334.8 million, consisting of $290.5 million for BYETTA and $44.3 million for SYMLIN for the same period in 2010.

Revenues under collaborative agreements were $5.2 million for the six months ended June 30, 2011, compared to $3.8 million for the same period in 2010 and consist of the amortization of up-front fees received and royalties earned under the Company’s collaboration agreements.

Selling, general and administrative expenses decreased to $129.8 million for the six months ended June 30, 2011 from $144.3 million for the same period in 2010. The 10% decrease primarily reflects lower sales force spending, decreased expenses associated with BYDUREON pre-launch activities, and reduced business infrastructure spending resulting from continued efforts to drive efficiencies in the business.

Research and development expenses decreased to $87.0 million for the six months ended June 30, 2011 from $94.4 million for the same period in 2010. The 8.0% decrease reflects reduced spending related to our efforts to manage our expenses, partially offset by increased spending on our BYDUREON cardiovascular outcomes study (EXSCEL) and lipodystrophy development program.

Collaborative profit sharing was $120.5 million for the six months ended June 30, 2011, compared to $132.8 million for the same period in 2010.

Non-GAAP operating loss was $5.0 million for the six months ended June 30, 2011, a 55% improvement compared to $11.2 million for the same period in 2010. Net loss excluding restructuring charges was $65.7 million, or $0.45 per share, for the six months ended June 30, 2011, a 17% improvement compared to $79.0 million, or $0.55 per share, for the six months ended June 30, 2010. GAAP net loss for the six months ended June 30, 2011 was $68.7 million, or $0.47 per share, compared to $82.4 million, or $0.58 per share for the same period in 2010.

Conference Call

Amylin will webcast its Quarterly Update Call today at 8:30 a.m. ET/5:30 a.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its second quarter financial results. A slide presentation accompanying the conference call is available through the “Investors” section of Amylin’s corporate website at www.amylin.com.

To access the webcast, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (800) 857-5738 (U.S./Canada) or (415) 228-4970 (international), participant passcode number 75593. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (800) 513-1173 (U.S./Canada) or (402) 344-6829 (international).

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating loss excluding non-cash items and other items such as restructuring charges, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating sustainable positive non-GAAP operating results is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California, and has a commercial manufacturing facility in Ohio. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA, SYMLIN or BYDUREON, and the revenues or royalties generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that the CMC section of the metreleptin BLA may not be submitted in a timely fashion or that the BLA will not receive regulatory approval; risks that our preclinical studies or the data analyses mentioned in this press release may not be predictive; risks that our NDAs for product candidates, such as the BYDUREON NDA, or sNDAs for label expansion requests, may not be submitted timely or receive FDA approval; risks that BYDUREON will not be approved in Japan; risks that our response to the FDA’s BYDUREON complete response letter may not be submitted in a timely manner and/or the information we provide in our response may not satisfy the FDA; risks that the FDA may request additional information prior to approving BYDUREON; risks that our expense reductions will not be as large as we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA, SYMLIN or BYDUREON. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-Q. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Net product sales	$154,789	$162,511	$305,628	$334,772
Revenues under collaborative agreements	3,276	1,875	5,151	3,750

Total revenues	158,065	164,386	310,779	338,522

Costs and expenses:
Cost of goods sold	11,843	14,462	24,387	34,964
Selling, general and administrative	65,217	70,999	129,842	144,312
Research and development	45,069	49,158	86,984	94,419
Collaborative profit sharing	60,652	64,907	120,503	132,807
Restructuring	126	3,424	2,984	3,424

Total costs and expenses	182,907	202,950	364,700	409,926

Operating loss	(24,842)	(38,564)	(53,921)	(71,404)

Interest and other income, net	(6,566)	(5,632)	(14,811)	(10,995)

Net loss	$(31,408)	$(44,196)	$(68,732)	$(82,399)

Net loss per share - basic and diluted	$(0.22)	$(0.31)	$(0.47)	$(0.58)

Shares used in computing net loss per share - basic and diluted	145,849	143,585	145,321	143,146

A reconciliation of reported GAAP net loss to non-GAAP operating loss excluding non-cash items is provided in the table that follows (in thousands, unaudited):

	Quarter ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
GAAP operating loss	$(24,842)	$(38,564)	$(53,921)	$(71,404)

Stock-based compensation	7,952	10,502	15,868	20,204
Other non-cash compensation	4,343	4,522	8,582	11,610
Depreciation and amortization	12,553	14,578	25,265	28,731
Amortization of deferred revenue	(1,875)	(1,875)	(3,750)	(3,750)
Restructuring	126	3,424	2,984	3,424

Non-GAAP operating loss	$(1,743)	$(7,413)	$(4,972)	$(11,185)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2011	December 31, 2010
Assets
Cash, cash equivalents and short-term investments	$428,905	$442,663
Restricted cash	15,000	15,000
Accounts receivable, net	47,779	54,645
Inventories, net	103,171	118,629
Other current assets	35,484	45,458
Property and equipment, net	817,644	811,745
Other assets	35,473	43,289

Total assets	$1,483,456	$1,531,429

Liabilities and stockholders’ equity
Current liabilities	$200,288	$401,595
Other liabilities, net of current portion	319,405	317,654
Long-term debt	647,052	468,697
Stockholders’ equity	316,711	343,483

Total liabilities and stockholders’ equity	$1,483,456	$1,531,429

CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Anne Erickson

Senior Director, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 754-4443

anne.erickson@amylin.com